Exhibit 1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of February 14, 2013, is by and among Genextra S.p.A., Lorenzo Tallarigo and Francesco Micheli (collectively, the "Filers"). Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D and/or 13G with respect shares of Common Stock, par value $0.001 per share of Intercept Pharmaceuticals, Inc. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D and/or 13G (and any amendments thereto) on behalf of each of the Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

Each of the Filers agrees to be responsible for the timely filing of the Schedule 13G, and for the completeness and accuracy of the information concerning itself contained therein.  This Joint Filing Agreement may be terminated by any of the Filers upon written notice.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 14th day of  February, 2013.

GENEXTRA S.P.A.

By:	/s/ Lorenzo Tallarigo
Lorenzo Tallarigo Chief Executive Officer

LORENZO TALLARIGO

/s/ Lorenzo Tallarigo

FRANCESCO MICHELI

/s/ Francesco Micheli